SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:             Portfolio Partners, Inc.

Address of Principal Business Offices (No. & Street, City, State, Zip Code):
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                  151 Farmington Avenue
                  Hartford, Connecticut 06156

Telephone Number (including area code):     (860)273-1409
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Name and address of agent for service of process:
                  Amy R. Doberman, Esq.
                  Aetna Life Insurance and Annuity Company
                  151 Farmington Avenue, RE4A
                  Hartford, Connecticut 06156

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES_X__       No ___

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Hartford and state of Connecticut on the 31st day of July, 1997.

                           Signature         Portfolio Partners, Inc.
                                             (Name of Registrant)



                                             By: /s/ Martin T. Conroy
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                                                 Martin T. Conroy
                                                 Director, Vice President
                                                 and Chief Financial Officer

Attest: /s/ Laurie M. LeBlanc
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        Laurie M. LeBlanc
        Director